                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                              (Amendment No. _____)

         Golden State Bancorp Inc. (formerly Glendale Federal Bank, FSB)
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                                (Name of Issuer)


                          Common Stock, $1.00 par value
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                         (Title of Class of Securities)


                                    381197102
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                                 (CUSIP Number)


                                December 31, 1998
            --------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [   ]   Rule 13d-1(b)
      [ x ]   Rule 13d-1(c)
      [   ]   Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                              Page 1 of 10 Pages

CUSIP No. 381197102

      1.    NAMES OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                GBU Inc.
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      2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [  ]
                                                                (b) [  ]
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      3.    SEC USE ONLY

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      4.    CITIZENSHIP OR PLACE OF ORGANIZATION
                New York
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                                    5.    SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH                     2,751,284
REPORTING PERSON WITH
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                                    6.    SHARED VOTING POWER
                                               -0-

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                                    7.    SOLE DISPOSITIVE POWER
                                               2,751,284
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                                    8.    SHARED DISPOSITIVE POWER
                                                -0-
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,751,284
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *    [   ]
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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          2.1%
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12.   TYPE OF REPORTING PERSON *
         IA
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                      * SEE INSTRUCTIONS BEFORE FILLING OUT


                                                              Page 2 of 10 Pages

CUSIP No. 381197102


      1.    NAMES OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

               GEM Capital Management, Inc.
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      2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [   ]
                                                                (b) [   ]
--------------------------------------------------------------------------------
      3.    SEC USE ONLY
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      4.    CITIZENSHIP OR PLACE OF ORGANIZATION
               New York
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                                    5.    SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH                     2,217,751
REPORTING PERSON WITH
--------------------------------------------------------------------------------

                                    6.    SHARED VOTING POWER
                                               -0-
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                                    7.    SOLE DISPOSITIVE POWER
                                               2,217,751
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                                    8.    SHARED DISPOSITIVE POWER
                                               -0-
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,217,751
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *    [        ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          1.7%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON *
          IA
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                      * SEE INSTRUCTIONS BEFORE FILLING OUT


                                                              Page 3 of 10 Pages

CUSIP No. 381197102

      1.    NAMES OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                Gerald B. Unterman
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      2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [   ]
                                                                (b) [   ]
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      3.    SEC USE ONLY

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      4.    CITIZENSHIP OR PLACE OF ORGANIZATION
                USA
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                                    5.    SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH                         4,969,035
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                                    6.    SHARED VOTING POWER
                                              -0-
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                                    7.    SOLE DISPOSITIVE POWER
                                              4,969,035
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                                    8.    SHARED DISPOSITIVE POWER
                                              -0-
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,969,035
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *    [        ]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          3.8%
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12.   TYPE OF REPORTING PERSON *
          IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT


                                                              Page 4 of 10 Pages

Item 1(a).  Name of Issuer

            Golden State Bancorp Inc. (formerly Glendale Federal Bank, FSB)

Item 1(b).  Address of Issuer's Principal Executive Offices

            414 North Central Ave.
            Glendale, CA 91203

Item 2(a).  Name of Person Filing

            GBU Inc.
            GEM Capital Management, Inc.
            Gerald B. Unterman

Item 2(b).  Address of Principal Business Office

            70 East 55th Street - 12th Floor
            New York, NY 10022

Item 2(c).  Citizenship

            The information contained in Item 4 on the cover pages is incorporated hereby by reference

Item 2(d).  Title of Class of Securities

            Common Stock, $1.00 par value

Item 2(e).  CUSIP Number

            381197102

Item 3.     This Statement is filed pursuant to

            Rule 13d-1(c) and Rule 13d-2(b)

Item 4.     Ownership as of December 31, 1998

            The information contained in Items 5-11 on the cover pages is incorporated hereby by reference


                                                              Page 5 of 10 Pages
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Item 5.     Ownership of Five Percent or Less of a Class

            This Statement is being filed to report the fact that as of December 31, 1998 the Reporting Persons have ceased to be the beneficial owner of more than five percent (5%) of the Common Stock of Golden State Bancorp. Inc.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person

            Not Applicable

Item 7.     Identification and Classification of Certain Subsidiaries

            Not Applicable

Item 8.     Identification and Classification of Members of a Group

            See Exhibit A annexed hereto

Item 9.     Notice of Dissolution of a Group

            Not Applicable

Item 10.    Certification

      By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

      After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and accurate.

                                    SIGNATURE:
                                    Date:    February 4, 1999

                                    GBU INC.


                                    By:/s/Gerald B. Unterman
                                       -----------------------------
                                          Gerald B. Unterman
                                          President


                                                              Page 6 of 10 Pages
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                                    GEM CAPITAL MANAGEMENT, INC.


                                    By:/s/Gerald B. Unterman
                                       -----------------------------
                                          Gerald B. Unterman
                                          President



                                    /s/Gerald B. Unterman
                                    -----------------------------
                                    GERALD B. UNTERMAN



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